Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

DATED AS OF OCTOBER 22, 2013

BETWEEN

CEC EUROPE, LLC & INVESTORS, S.C.S.,

AND

CAREER EDUCATION CORPORATION

AND

INSIGNIS

TABLE OF APPENDICES

Appendix A	—	Definitions

TABLE OF SCHEDULES

Schedule A	—	Companies
Schedule B	—	Institutions
Schedule C	—	Associations and Educational Programs

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of October 22, 2013, by and among:

1) CEC EUROPE, LLC & INVESTORS, S.C.S., a “société en commandite simple” organized and existing under the laws of the Grand Duchy of Luxemburg, registered under number B 94367 in the Luxemburg Companies and Trades Registry, whose registered offices are located 208, Val des Bons Malades—L-2121 Luxembourg, represented by its General Partner, CEC Europe LLC, hereby represented by Mr. Jeffrey D. Ayers, Manager, duly empowered for the purposes hereof (the “Seller 1”);

2) CAREER EDUCATION CORPORATION, a company organized and existing under the laws of Delaware, USA with its registered office at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, United States, represented by Mr. Scott W. Steffey, President and Chief Executive Officer, duly empowered for the purposes hereof (“CEC”);

(the Seller 1 and CEC are together referred to as the “Sellers”);

and

3) INSIGNIS, a simplified joint stock company (“société par actions simplifiée”) organized and existing under the laws of France, registered under number 797 668 217 in the Paris Companies and Trades Registry, whose registered offices are located 45, avenue Kléber – 75016 Paris, represented by Mr. Bertrand Pivin, President, duly empowered for the purposes hereof (the “Purchaser”).

Capitalized terms used herein which are not otherwise defined shall have the respective meanings set forth in Appendix A attached hereto.

BACKGROUND

WHEREAS:

A. The Sellers own 100% of the authorized and outstanding capital of and securities issued by CEC Europe, LLC & Investors & Cie, S.C.S., a “société en commandite simple” organized and existing under the laws of the Grand Duchy of Luxemburg, with a share capital of € 15,000, whose registered offices are located 208, Val des Bons Malades—L-2121 Luxemburg – Grand Duchy of Luxemburg, registered under number B92208 in the Luxemburg Companies and Trades Registry (hereinafter referred to as “CEC Europe LLC & Investors& Cie”).

B. The Sellers, through various Subsidiaries, own and operate private, post-secondary educational institutions in France, Monaco and the United Kingdom. Among their Subsidiaries, the Sellers directly or indirectly own all of the outstanding securities (collectively, the “Shares”) of each of the entities described on Schedule A attached hereto (each, a “Company” and collectively, the “Companies”). Collectively, the Companies own all of the post-secondary educational institutions described on Schedule B attached hereto.

C. The Sellers also operate the educational programs listed on Schedule C attached hereto through the associations that they control and manage, which are described on Schedule C attached hereto (each an “Association” and collectively the “Associations”, as defined and described in Appendix A and in Schedule C).

D. Sellers hereby agree to sell the Assigned Securities (as defined below) to Purchaser, and Purchaser hereby agrees to purchase the Assigned Securities (as defined below) from Sellers, on the terms and subject to the conditions set forth herein.

E. Sellers agree concomitantly to transfer both control of the voting rights in the General Assemblies of the Associations and of the board of directors of the Associations to the Purchaser in order for the Purchaser to be legally and de facto entitled and in a position to control and to manage the Associations, and Purchaser desires to manage the Associations on the terms and subject to the conditions set forth herein.

F. The Companies and the Associations are sometimes collectively referred to as the “Target Entities”.

AGREEMENTS

Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSIGNED SECURITIES; PURCHASE PRICE; CLOSING; LEAKAGE

Section 1.1 Purchase and Sale of the Assigned Securities.

Upon the terms and subject to the conditions of this Agreement, the Sellers hereby agree to, or to cause to, sell, transfer, assign, convey and deliver 100% of the authorized issued and outstanding shares, bonds, PECS, CPECS, notes and other securities issued by CEC EUROPE, LLC & Investors & Cie (the “Assigned Securities”), free and clear of all Liens, to Purchaser, and Purchaser hereby agrees to purchase, acquire and accept the Assigned Securities, at the Closing.

Section 1.2 Consideration.

In consideration for the sale of the Assigned Securities and the other agreements of the Sellers and Purchaser contemplated hereby, the total consideration for the Assigned Securities shall be USD 305,000,000 (the “Total Consideration”). At Closing, the Purchaser shall pay as settlement of the Total Consideration, an amount of USD 276,534,085 (the “Closing Payment”) in full via wire transfer of immediately available funds to an account designated by the Sellers at least five (5) Business Days prior to the Closing Date.

Section 1.3 Time and Place of Closing.

The transactions contemplated by this Agreement shall be consummated (the “Closing”) at 10:00 a.m., at the offices of Linklaters LLP, Avenue John F. Kennedy 35, L-1855 Luxembourg, Grand Duchy of Luxembourg, ten (10) Business Days after satisfaction (or waiver) of all conditions to the Parties’ obligations to consummate the transactions contemplated hereby set forth in Article V (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions), or at such other time or place as shall be mutually agreed upon by the Sellers and the Purchaser but no later than December 27, 2013 (the “Termination Date”). The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date”.

Section 1.4 Leakage Indemnity

The Sellers undertake to the Purchaser that between the Reference Date and the Closing Date there has been and shall be no Leakage other than Permitted Leakage.

If there has been any Leakage, other than Permitted Leakage, between the Reference Date and the Closing Date, the Sellers shall indemnify the Purchaser on a Euro for Euro basis in respect of the amount of any Leakage, other than Permitted Leakage.

The Parties may agree that the above indemnification undertaking may be offset against the payment of the Closing Payment.

No indemnification will be due or further reduction of the Closing Payment incurred for Permitted Leakage.

ARTICLE II

COVENANTS OF THE PARTIES UNTIL CLOSING

Section 2.1. The Sellers’ Undertakings Prior to the Closing Date.

2.1.1 Except for those actions expressly agreed to in writing by the Purchaser:

(a) between the Bid Date and the Closing Date, the Sellers have operated and shall operate the Target Entites in good faith and in the ordinary course of business in line with practices consistently followed in the past, have used and shall use their reasonable best efforts to preserve the Target Entities’ value and have not undertaken and shall not undertake any material action which is outside the ordinary course of business without the Purchaser’s written consent (except actions expressly contemplated by this Agreement).

(b) between the Reference Date and the Closing Date, except (i) as may be contemplated in connection with Permitted Leakage, or (ii) expressly contemplated elsewhere in this Agreement, or (iii) disclosed in Section 2.1.1 (b) of the Disclosure Letter, the Sellers have ensured and will ensure that:

(i) no Target Entity amends its Organisational Documents;

(ii) no Target Entity issues or transfers (or agrees to issue or transfer) any shares in the share capital or any options, warrants or other rights to purchase or subscribe to any such shares or any securities convertible into or exchangeable for or repayable into shares;

(iii) no Target Entity takes any shareholding in, or merges with another entity;

(iv) no Target Entity acquires any fixed asset or makes any commitments in respect of capital expenditures, where the amount of such acquisition or commitment exceeds €200,000;

(v) no Target Entity sells, transfers, leases or otherwise disposes of any interest in any asset or property for an amount exceeding €200,000 except if entered into between the Target Entities;

(vi) no Target Entity, except as required by existing contracts or in the ordinary course of business enters into, amends or modifies any employment, severance, deferred compensation or retirement or collective agreements or other similar agreement or arrangement with any employees or employees representatives, or grants any increase in salary or bonus or otherwise increases the compensation payable to any of its employees, directors, officers, consultants, advisors or agents employed in connection with or rendering services to such Target Entity;

(vii) no Target Entity creates any Lien on any of its assets for an amount exceeding €200,000 (other than any Permitted Lien);

(viii) no Target Entity terminates any material insurance policies currently in force or default in the payment of premiums which become due and payable under such material insurance policies;

(ix) no Target Entity changes its fiscal year, revalues any of its material assets (in the frame of “réévaluation libre du bilan”) or makes any material changes in its financial or tax accounting methods, principles or practices;

(x) no Target Entity pays (or agrees to settle any proceeding involving the payment of) any amount to any third party with respect to any liability in excess of €200,000 except in the ordinary course of business;

(xi) no Target Entity enters into any Material Contract except in the ordinary course of business;

(xii) no Target Entity enters into, amends or terminates any agreement or undertaking with CEC or any Affiliate of CEC, other than the Target Entities;

(xiii) no Target Entity commits in writing to take any of the actions set forth in the foregoing subsections (i) through (xii).

2.1.2 Between the Reference Date and the Closing Date, neither the Sellers nor the Target Entities has entered into or shall enter into any arrangement, commitment or agreement limiting or restricting in any manner the transferability of the Shares or the management of the Associations, or providing for the voting, redemption or issuance of Shares, or changing the control of the Associations except as set forth in this Agreement.

2.1.3 Between the date of this Agreement and the Closing Date, the Sellers will not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, facilitate, discuss, accept, or consider any proposal of any person, other than the Purchaser, relating to the acquisition of the Shares or the management of the Associations.

2.1.4 At the latest on the Closing Date, the Sellers undertake that CEC Europe LLC & Investors & Cie and Career Education Corporation Luxembourg SARL do no longer hold cash, receivables or debts vis-à-vis third parties (including the Sellers and their Affiliates but excluding the Target Entities) and may pay dividends and repay loans as necessary to effect this.

2.1.5 The Sellers shall use all reasonable best efforts to convert CEC Europe & LLC & Investors & Cie into a société à responsabilité limitée under the Luxembourg Laws before the Closing.

If no conversion could be completed before Closing, the Purchaser will substitute an alternative acquirer for the Assigned Share held by CEC.

Section 2.2. The Purchaser’s Undertakings Prior to the Closing Date.

The Purchaser will not respond to any request for information from any person, including but not limited to any Educational Agency, student, employee or any other party without the prior written consent of Sellers’ Representative which shall not be unreasonably withheld.

ARTICLE III

TERMINATION

Section 3.1 Termination Event.

This Agreement shall be terminated:

a)	by mutual consent of Purchaser and Sellers; or

b)	in the event that any one or more of the Conditions Precedent is not fulfilled, or waived by the Parties in accordance with the provisions of this Agreement, by December 27, 2013.

Section 3.2. Effect of Termination.

If this Agreement is terminated pursuant to Section 3.1., all further obligations of the Parties under this Agreement will terminate, except those obligations set forth in Article VIII and the obligations in the Confidentiality Agreement will survive. In the event of such termination, except as provided in the preceding sentence, none of the Parties shall have any claim against another for damages or for reimbursement of any costs, except that nothing herein shall relieve any Party hereto from liability for any willful breach of this Agreement, any Condition Precedent or any covenant contained in this Agreement by such Party occurring prior to the termination hereof. The Party having suffered a loss or prejudice whether direct or indirect as a result of such a breach will therefore be entitled to claim damages from the defaulting Party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 General Statement.

All representations and warranties of the Parties set forth in this Article IV shall survive the Closing (and none shall merge into any instrument of conveyance), subject to the limitations set forth in Articles IV, VI and VII. All representations and warranties are made subject to the exceptions Fairly Disclosed in the Disclosure Letter. Any disclosure set forth in the Disclosure Letter shall be treated as disclosed with respect to all other representations and warranties of the Sellers set forth herein, provided always that the relevance of such disclosure to any of other such representations and warranties should be reasonably apparent. The information and disclosures Fairly Disclosed in the Disclosure Letter are intended to qualify and limit the Representations and Warranties of the Sellers and the indemnities set forth in Article VII of the Agreement. The Purchaser shall have no right to claim for any indemnification based on or linked to a disclosure or information Fairly Disclosed in the Disclosure Letter.

4.2 Representations and Warranties of the Purchaser.

The Purchaser represents and warrants to the Sellers as of the date of this Agreement and at the Closing Date that:

4.2.1	Corporate Organization. The Purchaser is a société par actions simplifiée duly organized, existing and in good standing under the laws of France. The Purchaser has all necessary corporate power and authority to enter into and perform this Agreement. The execution, delivery and performance of this Agreement by the Purchaser and its consummation of the transactions contemplated hereby have been duly authorized by its shareholders. A certified copy of such resolutions of the Purchaser’s shareholders has been delivered to the Sellers. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms.

4.2.2	Governmental Authority and Educational Agency Consents and Approvals. So far as the Purchaser is aware, and except as required under the Antitrust Rules no consent, authorization, order or approval of any Governmental Authority or Educational Agency is required prior to Closing for or in connection with the consummation by the Purchaser of the transactions contemplated hereby.

4.2.3	Conflicts. Neither the execution and delivery of this Agreement by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby, do or will, directly or indirectly (with or without the lapse of time) conflict with or result in a breach of any of the terms, conditions or provisions of the Purchaser’s bylaws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any Governmental Authority or Educational Agency to which the Purchaser is a party or by which the Purchaser is bound or subject. The Purchaser is not party to, or bound by, any contract, under the terms of which the Purchaser’s execution, delivery and performance of this Agreement and its consummation of the transactions contemplated hereby will require a consent, approval or notice, or will result in a material breach, lapse, cancellation, right to terminate, default or acceleration of any right or obligation.

4.2.4	Brokers and Finders. Except to the extent such expense will be borne by the Purchaser or, after the Closing, by the Companies on behalf of the Purchaser, neither the Purchaser nor any of its agents has retained, engaged or entered into any contract, agreement or commitment (whether written or oral) with any person who is or will be entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment in connection with the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby and the Purchaser will hold the Sellers harmless from any such payment alleged to be due.

4.2.5	Accredited Investor. The Purchaser (and, if the case may be, the second Purchaser) is an accredited investor. The Purchaser is acquiring the Assigned Securities for its own account for investment and has no present intent to resell or distribute all or any portion of the Assigned Securities. The Purchaser understands that the Assigned Securities are being sold without registration under the Securities Act of 1933, as amended or any similar provision of another country (the “Securities Act”) and may not be resold unless registered under the Securities Act or unless an exemption from registration thereunder is available. The Purchaser also understands that the Assigned Securities are being sold without registration or qualification under any applicable state securities laws and may not be resold unless registered or qualified thereunder.

4.2.6	Due Diligence. The Purchaser has completed an independent due diligence investigation of the Target Entities and their financial condition, assets, liabilities, properties and projected operations, is satisfied with the results of such investigation. In entering into this Agreement, the Purchaser has relied on the results of such investigation and on the representations, warranties covenants and other agreements of the Sellers set forth herein.

4.2.7	Financial Capacity. The Purchaser has sufficient cash, available credit, or other sources of immediately available funds to enable it to make payment of the Closing Payment and any other amounts to be paid by it hereunder and to consummate the transactions contemplated hereby.

4.3 Representations and Warranties of the Sellers.

The Sellers represent and warrant to the Purchaser as of the date hereof and as at the Closing Date that:

4.3.1	Corporate Organization. The Sellers and the Target Entities are duly organized, existing and in good standing under the laws of their respective places of incorporation or formation, as applicable. The Sellers and each Target Entity have all necessary corporate power and authority to carry on their business as such business is now being conducted. Section 4.3.1 of the Disclosure Letter also sets forth a list of each Company’s officers and directors and each Association’s board members. The execution, delivery and performance of this Agreement by the Sellers and their consummation of the transactions contemplated hereby have been duly authorized. A certified copy of such authorizing resolutions has been delivered to the Purchaser. This Agreement has been duly executed and delivered by the Sellers and constitutes a legal, valid and binding agreement of the Sellers.

4.3.2	Governmental Authority Consents and Approvals. So far as the Sellers are aware, and except as required under the Antitrust Rules, no consent, authorization, order or approval of any Governmental Authority is required prior to Closing for or in connection with the consummation by the Sellers of the transactions contemplated hereby.

4.3.3	Conflicts. Neither the execution and delivery of this Agreement by the Sellers, nor the consummation by the Sellers of the transactions contemplated hereby, do or will, directly or indirectly (with or without the lapse of time) conflict with or result in a breach of any of the terms, conditions or provisions of the Sellers’ bylaws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any Governmental Authority or Educational Agency to which the Seller 1 or CEC is a party or by which the Seller 1 nor CEC is bound or subject. Neither of the Seller 1 or CEC is a party to, or bound by, any contract, under the terms of which the Seller 1 or CEC’s execution, delivery and performance of this Agreement and its consummation of the transactions contemplated hereby will require a consent, approval or notice, or will result in a material breach, lapse, cancellation, right to terminate, default or acceleration of any right or obligation.

4.3.4	Ownership of the Assigned Securities. The Sellers are and shall be the lawful owners at Closing of the Assigned Securities, free and clear of any Lien. The Sellers have and shall have at Closing valid and marketable title to the Assigned Securities, and full legal right, authority and power to sell, transfer and convey the Assigned Securities free and clear of any lien to the Purchaser in accordance with the terms of this Agreement. Good and valid titles to the Assigned Securities will be passed to the Purchaser at Closing.

4.3.5	Capitalization. Immediately prior to the Closing:

a) Each Company has the authorized and issued shares as applicable, indicated in Section 4.3.5 (a) of the Disclosure Letter.

b) All of the issued and outstanding shares of capital stock of each Company, have been duly authorized, validly issued and fully paid.

c) Except for the Assigned Securities, there are no outstanding or authorized subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued shares of capital stock, membership interests or other securities of any Company or otherwise obligating any Company to issue any securities of any kind, and there are no stock appreciation, phantom stock or similar rights with respect to any Company.

d) The Companies’ shares will be owned as set out in Section 4.3.1 of the Disclosure Letter, free and clear of any Lien.

4.3.6	Subsidiaries of the Companies. Except as set forth in Section 4.3.6 of the Disclosure Letter, none of the Companies own or control any direct or indirect interest (or have any direct or indirect equity participation) in any corporation, joint venture, partnership, association or other entity.

4.3.7	Cash. The Cash in the Companies except the Luxembourg Target Entities at Closing will be at least €15,000,000 (the “Cash Closing Target”).

4.4 Limitation on Warranties.

Except as expressly set forth in Section 4.3, the Sellers make no express or implied warranty of any kind whatsoever, including any representation as to physical condition or value of any of the assets of the Sellers or any Target Entity, or the future profitability or future earnings performance of any Target Entity.

ARTICLE V

CLOSING; CERTAIN PRE-CLOSING MATTERS

5.1 Form of Signing and Closing Documents.

At the time of signing this Agreement (the “Signing”) and at Closing, the Parties shall deliver the documents, and shall perform the acts, which are set forth in this Article V. All documents which the Sellers shall deliver shall be in form and substance reasonably satisfactory to the Purchaser and the Purchaser’s counsel. All documents which the Purchaser shall deliver shall be in form and substance reasonably satisfactory to the Sellers and the Sellers’ counsel.

The Parties acknowledge that, prior to the signing of this Agreement, they have exchanged all necessary documentation for know-your-customer purposes.

5.2 The Purchaser’s Signing and Closing Deliveries.

5.2.1 At the Signing, the Purchaser shall deliver to the Sellers all of the following (and execute or cause to be executed, to the extent that the Purchaser is a party thereto):

a)	certified copy of resolutions of the Purchaser’s shareholders general meeting and of the decisions of the President, authorizing the execution, delivery and performance of this Agreement any other document delivered by or on behalf of the Purchaser hereunder; and

b)	a copy of the equity commitment letter executed by the Apax Funds to the benefit of the Purchaser.

5.2.2 At the Closing, the Purchaser shall deliver to the Sellers all of the following (and execute or cause to be executed, to the extent that the Purchaser or any of its Affiliates is a party thereto):

a)	payment of the Closing Payment, as provided in Section 1.2;

b)	certificates of an executive officer of the Purchaser, certifying fulfillment of the conditions to the Purchaser’s obligations to consummate the transactions contemplated hereby described in Section 5.5;

c)	K-bis extract of the Purchaser issued not earlier than ten (10) Calendar Days prior to the Closing Date by the Company Commercial Register;

d)	incumbency and specimen signature certificates with respect to the officers of the Purchaser executing any document delivered by the Purchaser hereunder, or in connection with the transactions contemplated hereby;

e)	certified copy of resolutions of the Purchaser’s shareholders general meeting and of the decisions of the President, authorizing the execution, delivery and performance of this Agreement and any other document delivered by or on behalf of the Purchaser hereunder; and

f)	a certificate executed by the Purchaser to the effect that, except as otherwise stated in such certificate, each of the Purchaser’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

5.3. The Sellers’ Signing and Closing Deliveries.

5.3.1 At the Signing, the Sellers shall deliver to the Purchaser all of the following (and execute or cause to be executed, to the extent that the Seller 1 or CEC is a party thereto):

a)	the minutes of the meetings of the employee representative bodies of the relevant Target Entities regarding their information and consultation on the proposed transaction, if and where applicable; and

b)	certified copy of resolutions of the Seller 1’s board of managers and CEC’s board of directors, authorizing the execution, delivery and performance of this Agreement any other document delivered by or on behalf of the Purchaser hereunder.

5.3.2 At the Closing, the Sellers shall deliver to the Purchaser all of the following (and execute or cause to be executed, to the extent that the Sellers or any of their Subsidiaries is a party thereto):

a)	a certificate evidencing the transfer of the Assigned Securities to the Purchaser;

b)	certificates of an executive officer of the Seller, certifying fulfillment of the conditions to the Sellers’ obligations to consummate the transactions contemplated hereby described in Section 5.6;

c)	all relevant documentation restructuring management of the Associations namely:

(i)	Minutes of the members’ General Meetings of the Associations appointing the members of the Associations and members of the Board of Directors of the Associations designated by the Purchaser;

(ii)	Minutes of the Board of Directors of the Associations appointing members of the Associations designated by the Purchaser; and

(iii)	Letters of resignation effective as of the Closing Date, of those members of the Associations and those members of the board of directors of the Associations specified by the Purchaser, in writing, prior to Closing.

d)	the letters of resignations, effective as of the Closing, of those Company’s directors and officers specified by the Purchaser in writing, prior to Closing together with duly executed share transfer forms (or their equivalent) for any securities held by such directors and officers in any Company;

e)	the minutes of a duly called meeting of the board of directors and shareholders meeting of the Companies with respect to the appointment of new directors and officers and, if the case may be, authorizing the sale of the Assigned Securities to the Purchaser;

f)	appropriate evidence of the termination of all intercompany agreements, debts, or pledges between the Target Entities and CEC or any Affiliates of CEC, other than the Target Entities, except for the post-Closing services in accordance with the provisions of Section 5.3.2 (f) of the Disclosure Letter; and;

g)	a certificate executed by the Sellers representing and warranting to Purchaser that each of Seller 1’s and CEC’s representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date.

5.4. Cooperation regarding Pre-Closing Regulatory Filings.

Following execution and delivery of this Agreement, the Purchaser, the Sellers and the Target Entities shall cooperate with respect to certain pre-Closing regulatory matters as follows:

The Purchaser, the Sellers and the Target Entities, shall cooperate on the Antitrust proceedings prior to Closing under the Antitrust Rules. The Purchaser shall pay all filing fees, if any, related to compliance with the Antitrust Rules.

The Sellers acknowledge that the above mentioned filings will require the cooperation and supply of extensive and accurate information by the Target Entities and agree to fully co-operate and to cause the relevant Target Entities to fully co-operate with the Purchaser, upon its request, in providing to the Purchaser and the Purchaser’s advisers in a timely manner consistent with the above mentioned timeframe such assistance as is necessary for the Purchaser to make the relevant filing and obtain the Antitrust Clearance.

5.5 Conditions Precedent to the Purchaser’s Obligations.

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or to the waiver in writing by the Purchaser, on or before the Closing Date, of the following conditions precedent:

a)	Each and all of the actions of the Sellers to be performed on or before the Closing Date pursuant to Section 5.3 shall have been fully performed in all material respects.

b)	No action or proceeding shall have been instituted by any Governmental Authority seeking to restrain or prohibit any of the transactions contemplated hereby.

c)	The Antitrust Clearance shall have been obtained.

5.6 Conditions Precedent to the Sellers’ Obligations.

The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or to the waiver in writing by the Sellers, on or before the Closing Date, of the following conditions precedent:

a)	Each and all of the actions of the Purchaser to be performed on or before the Closing Date pursuant to Section 5.2, including payment of the Closing Payment, shall have been duly performed in all material respects.

b)	No action or proceeding shall have been instituted by any Governmental Authority seeking to restrain or prohibit any of the transactions contemplated hereby.

ARTICLE VI

POST-CLOSING AGREEMENTS

6.1 Post-Closing Agreements.

From and after the Closing, the Parties shall have the respective rights and obligations which are set forth in the remainder of this Article VI.

6.2 Inspection of Records.

Each of the Purchaser and the Sellers shall make its respective non-privileged books and records (including work papers in the possession of their respective accountants), information, employees and auditors, in each case with respect to the Target Entities, available for inspection by such other Parties, or by their duly accredited representatives, for reasonable business purposes (including, without limitation, any audit, investigation, dispute or litigation) at all reasonable times during normal business hours, for a seven-year period after the Closing Date, with respect to all transactions of the Target Entities occurring prior to or relating to the Closing, and the historical financial condition, assets, liabilities, operations and cash flows of the Target Entities for the period prior to the Closing. The right of inspection includes the right to make extracts or copies.

6.3 Third Party Claims.

The Parties shall cooperate with each other with respect to the defense of any Third Party Claims which are not subject to a dispute regarding indemnification obligations pursuant to Article VII, whether pending as of or arising subsequent to the Closing Date; provided, that the Party requesting cooperation shall reimburse the other Party for the other Party’s reasonable out-of-pocket costs and expenses of furnishing such cooperation.

6.4 Employees

The Sellers shall have no liability for liabilities related to any suit, proceeding or claim brought by any of the employees of the Target Entities resulting from termination of employment by the Target Entities following the Closing.

6.5 Tax Matters.

The following provisions shall govern the allocation of responsibility as between the Purchaser and the Sellers for certain Tax matters of the Companies following the Closing Date:

Post-Closing Tax Returns. The Sellers shall file, or shall cause the Companies to file, all Returns of the Companies due on or before the Closing Date (taking into account any applicable extension permitted by Law). The Purchaser shall file, or shall cause the Companies to file, all Returns of the Companies due after the Closing Date. Unless otherwise required by Law, all such Returns shall be prepared and timely filed (taking into account any applicable extension) on a basis consistent with existing procedures for preparing the Returns of the Companies and in a manner consistent with prior practice.

With respect to any Return for a taxable period that begins on or before the Closing Date and ends after the Closing Date and unless otherwise required by Law, Purchaser shall cause such Returns to be prepared in a manner consistent with prior practice.

Section 6.7 Insurance.

The Purchaser agrees and acknowledges that all policies of insurance of the Sellers shall terminate as of the Closing Date with respect to the Target Entities, their business, operations and properties, except for those policies identified on Section 6.7 of the Disclosure Letter as local policies. The Purchaser agrees that it shall maintain, or cause the Target Entities to maintain, following the Closing Date, the insurance policies described on Section 6.7 of the Disclosure Letter attached hereto covering the business, operations and properties of the Target Entities effective as of the Closing.

Section 6.8 Further Assurances.

The Parties shall execute such further instruments and documents, and perform such further acts, as may be reasonably necessary to transfer and convey the Assigned Securities to the Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby.

The Sellers shall convene general meetings of Target Entities designated by the Purchaser to be held on the Closing Date under the control of the Purchaser. The Purchaser shall communicate sufficiently in advance to the Sellers the agenda of those general meetings.

Section 6.9 Removal of References to Career Education Corporation.

The Purchaser shall cause the Target Entities to remove all references to Career Education Corporation from all facilities, informational materials and other assets of the Target Entities as promptly as practicable following the Closing and in any event within sixty (60) Calendar Days of the Closing Date.

Section 6.10 Cooperation.

After the Closing, the Parties hereto intend to cooperate and mutually discuss and explore joint opportunities for international investments in the education sector, being precised that this intention does not create binding obligations between the Parties under this Agreement.

ARTICLE VII

INDEMNIFICATION

7.1 General.

From and after the Closing, the Parties shall indemnify each other as provided in this Article VII.

7.2 Definitions Related to Indemnification.

As used in this Agreement, the following terms shall have the indicated meanings:

a)	“Damages” means all assessments, liabilities, levies, losses, Taxes, fines, penalties, assessments, damages, amounts paid in settlement, costs and expenses;

b)	“Indemnified Party” means, with respect to a particular matter, a Party who is entitled to indemnification from another Party pursuant to this Article VII;

c)	“Indemnifying Party” means, with respect to a particular matter, a Party who is required to provide indemnification under this Article VII to another Party; and

d)	“Third Party Claim” means any claim, action, charge, complaint, suit, litigation, arbitration, proceeding, hearing, audit, examination, investigation or like matter (including any civil, criminal, administrative, investigative or appellate proceeding), which is asserted or threatened by a party other than the Parties hereto, their successors and permitted assigns against any Indemnified Party or to which any Indemnified Party is subject.

7.3 Sellers’Indemnification Obligations.

Subject to the provisions of Section 7.4, the Sellers shall jointly and severally indemnify, save and keep the Purchaser and its Affiliates (including, following the Closing, the Target Entities) (each a “Purchaser Indemnitee” and collectively, the “Purchaser Indemnitees”) harmless against and from all Damages sustained, suffered or incurred by any Purchaser Indemnitee, as a result of, or arising out of or by virtue of:

a)	any breach of any representation and warranty made by the Sellers to the Purchaser herein;

b)	the breach by the Seller, or failure of the Sellers to comply with, any covenant or obligation under this Agreement to be performed by the Sellers;

c)	in the event the Cash Closing Balance is less than the Cash Closing Target for the full amount of the shortfall, which shall be the exclusive remedy for a breach of Section 4.3.7;

d)	any liability incurred by CEC Europe, LLC & Investors & Cie or Career Education Corporation Luxembourg SARL, except (i) liability caused by actions or omissions of the Purchaser or its Affiliates post-Closing, and (ii) PECS, CPECS, loans and notes that will be purchased by the Purchaser at Closing; or

e)	any cost not to exceed €200,000 incurred as a result or in connection the mergers or winding up of CEC Europe, LLC & Investors & Cie and Career Education Corporation Luxembourg SARL;

f)	any Luxembourg tax liabilities incurred as a result of the merger or winding up of CEC Europe, LLC & Investors & Cie and Career Education Corporation Luxembourg SARL and the merger or the winding up of CEC Europe, LLC & Investors & Cie and the Purchaser being specified that:

i)	This liability shall be capped at € 30,000,000, and the right for the Purchaser to claim for indemnification shall have to be exercised before December 31, 2016.

ii)	The Purchaser accepts to use its best efforts to structure the above-mentioned mergers or winding ups to minimize the tax exposure. The Purchaser and the Sellers will make their best efforts to cooperate and find an agreement prior to Closing on the time-schedule and the structuring details of the above.

g)	any indemnification obligations under the share purchase agreement entered into between Career Education Corporation France, RJK Participatiemaatschappij BV, Career Education Corporation, MBSP3 SARL, ITED SRL and PSFG Limited on October 28, 2011.

7.4 Limitation on Sellers’ Indemnification Obligations.

a)	Notwithstanding any provisions of this Agreement to the contrary, the Purchaser Indemnitees shall not be entitled to be indemnified under Sections 2.1, 7.3(a), (b) and (c):

(i) to the extent the subject matter of the claim is covered by insurance (including title insurance) held by the Purchaser or any Target Entity and the Purchaser or such Target Entity makes recovery, in which case the Purchaser Indemnitees’ recovery shall be net of any amount actually received by the Purchaser Indemnitees under such insurance policies (net of costs of collection or increase in premiums in connection therewith);

(ii) to the extent such breach has been Fairly Disclosed in the Disclosure Letter;

(iii) to the extent the Purchaser had knowledge of such breach as of the date of this Agreement.

b)	The recovery by the Purchaser Indemnitees pursuant to Sections 2.1 and 7.3 shall be net of insurance recoveries (as described in clause (a)(i) above) and any foreign, federal, state or local income Tax benefits actually received by the Purchaser Indemnitees as a result of the state of facts which entitled the Purchaser Indemnitees to recover from Sellers.

c)	The Sellers’ indemnification obligations for breaches of the undertakings set forth in Section 2.1.1 (b) for the period until the Closing Date shall be limited as follows:

(i) The Purchaser Indemnitees shall not be entitled to recover until the total amount which the Purchaser Indemnitees would recover equals €1,000,000, and then the Purchaser Indemnitees shall be entitled to recover the full amount of indemnification.

(ii) The Purchaser Indemnitees shall not be entitled to recover to the extent the aggregate indemnification actually paid by or on behalf of the Sellers to the Purchaser Indemnitees would exceed €10,000,000.

(iii) The Sellers will have no liability for indemnification unless on or before June 30, 2015 the Indemnified Parties notify the Indemnifying Parties of a claim for indemnification.

d)	The Parties expressly agree that the Sellers and their Affiliates shall never be liable with respect to exemplary or punitive Damages.

7.5 The Purchaser’s Indemnification Covenants.

The Purchaser shall indemnify and cause the liable Target Entities to indemnify, save and keep the Sellers and their Affiliates (excluding, following the Closing, the Target Entities) and their respective successors and assigns (each, a “Seller Indemnitee” and collectively, the “Sellers Indemnitees”), harmless against and from all Damages sustained, suffered or incurred by any Seller Indemnitee, as a result of or arising out of or by virtue of:

a)	any breach of any representation and warranty made by the Purchaser to the Sellers herein or in any closing document delivered to the Sellers in connection herewith; or

b)	the breach by the Purchaser of, or failure of the Purchaser to comply with, any covenant or obligation under this Agreement to be performed by the Purchaser.

7.6 Cooperation.

Subject to the provisions of Section 7.7, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and if said right is exercised, the Parties shall cooperate in the investigation and defense of said Third Party Claim.

7.7 Indemnification Procedure.

(i) As soon as practicable and if possible within thirty (30) Calendar Days (the “Notice Period”) from:

(1) the date on which an event has come to a Party’s knowledge or

(2) the first receipt by a Party of a Third Party’s Claim,

which might give rise to a claim for indemnification by either Party thereunder, the relevant Party (the “Notifying Party”) shall give written notice (the “Notice of Claim”) to the other Party (the “Notified Party”) and shall provide all reasonable particulars thereof. It is expressly agreed between the Parties that any Notice of Claim given after the expiry of the Notice Period shall only relieve the Notified Party of its obligations under this Section 7.8 to the extent that this failure has materially prejudiced the Notified Party.

(ii) Within thirty (30) Business Days after receipt of a Notice of Claim, the Notified Party shall notify the Notifying Party of any objection, explaining the reasons and the grounds thereof, that it might have in connection with the request submitted by the Notifying Party;

(iii) During a period of thirty (30) Business Days following the receipt by the Notifying Party of the objections, if any, raised by the Notified Party, the Parties will attempt to resolve any differences which they may have with respect to any matters constituting the subject matter of such notice. If, at the end of such period, the Parties fail to reach an agreement in writing with respect to all such matters, then all matters as to which agreement is not so reached shall, thereafter, be submitted by any of the Parties to a court of competent jurisdiction in accordance with the provisions of this Agreement. The amounts due by the Notified Party to the Notifying Party under each court decision shall be paid within ten (10) Business Days from receipt of an original or certified copy of such court decision, unless the Notified Party immediately pay to the relevant Notifying Party the entire amount awarded by the court; and

(iv) In the event of any Third Party Claim asserted or initiated by any third party against the Target Entities and/or the Purchaser constituting the subject matter of a Notice of Claim to the Sellers, the Purchaser shall have the right to contest, defend or litigate such Third Party Claim, with counsel of its choice reasonably satisfactory to the Sellers. The Sellers shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Purchaser. The Purchaser shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in reasonable, good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable; provided, that at least five (5) Business Days prior to any such settlement, written notice of its intention to settle shall be given to the Sellers and that the Sellers shall not reasonably contest in writing the purchaser’s decision to settle. All expenses (including attorneys’ fees) incurred by the Purchaser in connection with the foregoing shall be initially paid by the Purchaser.

7.8 Third Party Claims subject to indemnification obligation.

Promptly following the receipt of notice of a Third Party Claim which might give rise to a claim for indemnification by either Party hereunder, the Party receiving the notice of the Third Party Claim shall (i) notify the other Party of its existence setting forth with reasonable specificity the facts and circumstances of which such Party has received notice and (ii) specify the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted.

7.9 Indemnification Exclusive Remedy.

From and after the Closing, indemnification pursuant to the provisions of this Article VII shall be the exclusive remedy of the Parties for any misrepresentation or breach of any representation, warranty, covenant or other agreement contained herein or in any closing document executed and delivered pursuant to the provisions hereof, except for claims of fraud and claims for injunctive or other equitable relief. Without limiting the generality of the preceding sentence, from and after the Closing, no legal action sounding in contribution, tort or strict liability may be maintained by any Party hereto (or a Purchaser Indemnitee or Sellers Indemnitee not a Party hereto) against any other Party hereto with respect to any matter that is the subject of this Article VII.

7.10 Treatment of Indemnification Payments.

The Parties agree that for all federal, state, local, and foreign income Tax purposes, any indemnification amounts paid pursuant to this Article VII shall be treated as adjustments to the Total Consideration of the Assigned Securities.

ARTICLE VIII

MISCELLANEOUS

8.1 Publicity.

The Sellers and the Purchaser shall consult before issuing press releases or otherwise making any public statements or any statements concerning the Agreement or the transactions contemplated by this Agreement or to the Target Entities’ employees, directors or officers with respect to this Agreement (whether such press release or statements are made directly by the Parties or indirectly by their respective Affiliates) and shall not issue any such press release or statement except as required by Law without the prior written approval of the other Party. Except as otherwise required by Law or applicable stock exchange rules, press releases and other similar publicity concerning the transactions shall in no event state the amount of any consideration payable hereunder.

8.2 Confidentiality.

Each Party undertakes: (a) to keep confidential this Agreement and its terms and conditions as well as any and all other Confidential Information delivered or disclosed (whether orally or in writing) to the other Party in connection herewith with a level of care and attention which is not less than that used to protect confidential information and documentation relating to such Party’s own companies; and (b) not to disclose any of the foregoing to any person without the previous written consent of the other Parties. Notwithstanding the foregoing, nothing in this Agreement shall prohibit any Party from disclosing any Confidential Information or other information to the extent (i) required to enforce this Agreement or the other agreements to be executed in connection with the Closing, (ii) required by applicable Law or by any authority of competent jurisdiction (including without limitation any regulatory or stock exchange authority having jurisdiction on any of the Parties), (iii) such information has become public through no fault of the Party whose use of such information is restricted by this Section 8.2. The Parties acknowledge and agree that the Confidentiality Agreement shall remain in full force and effect and in case of conflict shall control over the provisions of this Agreement.

8.3 Notices.

All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by email, by internationally recognized overnight private courier, or notices delivered by hand shall be treated as if given when delivered, notices delivered by email shall be treated as if given when an acknowledged receipt is delivered, and notices given by internationally recognized private courier shall be treated as if given on the first Business Day following receipt; provided, however, that a notice delivered by email shall only be effective if such notice is also delivered by hand, or by overnight courier on or before three (3) Business Days after its delivery by email. All notices shall be addressed as follows:

If to the Sellers:

Career Education Corporation
231 N. Martingale Road
Schaumburg, IL 60173
USA

Attention:	Jeffrey D. Ayers
jayers@careered.com
Tel: (847) 585-2020
Fax: (847) 551-7700

Attention:	Gail B. Rago
grago@careered.com
Tel: (847) 585-2249
Fax: (847) 551-7380

with copies to:

Alerion Avocats

137 rue de l’Université
75007 Paris
France

Attention:	Christophe Gerschel
cgerschel@alerionavocats.com
Tel:+33 (0)158 56 97 00
Fax:+33 (0)1 58 56 97 01

If to the Purchaser:

Insignis
45, avenue Kléber
75116 Paris
France

Attention:	Dominique Parent
dominique.parent@apax.fr
Tel:+33 (0)1 53 65 01 00
Fax:+33 (0)1 53 65 01 01
Copy to Bertrand Pivin

with copies to:

Linklaters LLP
25 rue de Marignan
75008 Paris
France

Attention:	Vincent Ponsonnaille
Tel:+33 (0)1 5643 5643
Fax:+33 (0)1 4359 4196

or to such other respective addresses or addressees as may be designated by notice given in accordance with the provisions of this Section 8.3.

8.4 Expenses; Transfer Taxes.

Except as otherwise expressly provided in this Agreement, each Party hereto shall bear all fees and expenses incurred by such Party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses, except that the cost of all sales, purchase, use, filing, value added, stamp, documentary, excise and transfer Taxes, and all filing fees pursuant to the Antitrust Rules, which may be payable in connection with the transactions contemplated hereby shall be paid by the Purchaser.

8.5 Entire Agreement.

This Agreement, the other agreements and instruments to be delivered by the Parties pursuant to the provisions hereof, and the Confidentiality Agreement constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Each appendix, exhibit and schedule hereto shall be considered incorporated into this Agreement. The inclusion of any item in any disclosure schedule is not evidence of the materiality of such item for the purposes of this Agreement. The Parties make no representations or warranties to each other except as contained in this Agreement and the other agreements and instruments delivered pursuant hereto, and any and all prior representations and warranties made by any Party or its representatives, whether verbally or in writing, are merged into this Agreement, it being intended that no such prior representations or warranties shall survive the execution and delivery of this Agreement. The Purchaser acknowledges that any estimates, forecasts, or projections furnished or delivered to it concerning the Target Entities (including the contents of the confidential offering memorandum circulated by Morgan Stanley Inc.) or their properties, business or assets may not have been prepared in accordance with GAAP or standards applicable under the Securities Act, and such estimates reflect numerous assumptions, and are subject to material risks and uncertainties. The Purchaser acknowledges that actual results may vary from such estimates, forecasts or projections, perhaps materially. The Purchaser further acknowledges that it has conducted an independent investigation of the financial condition, assets, liabilities, properties and projected operations of the Target Entities in making its determination as to the propriety of the transactions contemplated by this Agreement, and in entering into this Agreement, has relied on the results of said investigation and on the express representations, warranties, covenants and agreements of the Sellers expressly contained in this Agreement.

8.6 Non-Waiver.

The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party. Any amendments, or alternative or supplementary provisions, to this Agreement must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto.

8.7 Counterparts.

This Agreement may be executed in multiple counterparts (by facsimile or otherwise), each of which shall be treated as an original, and all such counterparts shall constitute but one instrument.

8.8 Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

8.9 Applicable Law.

This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal Laws of the State of Illinois applicable to contracts made in that State.

8.10 Binding Effect; Benefit.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including third party beneficiary rights.

8.11 Assignability.

This Agreement shall not be assignable by any Party hereto without the prior written consent of the other parties hereto; provided, however, that the Purchaser may assign any or all of its rights, obligations and/or interests hereunder to (i) one or more of its Affiliates (provided that such assignment shall not relieve the Purchaser of liability for any obligations hereunder), and (ii) for collateral security purposes to any lender providing financing to the Purchaser or any Affiliate of the Purchaser. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

8.12 WAIVER OF TRIAL BY JURY.

EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT.

8.13 CONSENT TO JURISDICTION.

THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED IN AND SHALL BE TREATED AS HAVING BEEN MADE IN CHICAGO, ILLINOIS. EACH OF THE PARTIES HERETO AGREE TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT WITHIN THE CITY OF CHICAGO, WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SERVICES OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT ITS

ADDRESS AS SET FORTH IN SECTION 8.3, AND SERVICE SO MADE SHALL BE TREATED AS COMPLETED WHEN RECEIVED. EACH OF THE PARTIES HERETO WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER. NOTHING IN THIS PARAGRAPH SHALL AFFECT THE RIGHT OF THE PARTIES HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

8.14 Interpretation.

Unless this Agreement expressly provides otherwise, each definition herein applies (i) for purposes of this entire Agreement, and (ii) to both the singular and plural forms (and other grammatical variations) of the defined term. Each provision of this Agreement shall have independent significance such that application of any provision of this Agreement shall not prevent or mitigate application of any other provision of this Agreement. Unless the context indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The term “Person” shall be construed broadly to include any individual, any type of business entity (including a corporation, joint-stock company, partnership or limited liability company), any other type of legal entity (including a trust or association ), or any Educational Agency or Governmental Authority. The terms “including”, “includes”, “include” and words of like import shall be construed broadly as if followed by the words “without limitation” or “but not limited to”. The terms “herein”, “hereunder”, “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found. The term “pending” shall mean pending (but shall not be construed as referring to any action, suit or proceeding against the Sellers or any Target Entity that has been filed but not yet served on the Sellers or a Target Entity), and “threatened” means threatened (and shall be construed as referring, without limitation, to any action, suit or proceeding against the Sellers or any Target Entity that has been filed but not yet served on the Sellers or a Target Entity). This Agreement shall not be construed strictly against the drafter (and any rule of construction to that effect shall not be applied).

8.15 Headings.

The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

[Signing page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

SELLER 1:

CEC EUROPE, LLC & INVESTORS, S.C.S.

/s/ Jeffrey D. Ayers

By:	its General Partner, CEC Europe LLC, General Partner

Hereby represented by its Manager, Mr. Jeffrey D. Ayers

CEC:

CAREER EDUCATION CORPORATION

/s/ Scott W. Steffey
By:	Mr. Scott W. Steffey
Title:	President and Chief Executive Officer

PURCHASER:

INSIGNIS

/s/ Bertrand Pivin
By:	Mr. Bertrand Pivin
Title:	President

APPENDIX A

Definitions

“Affiliate” means, with respect to a specified Person, all Persons, directly or indirectly, Controlling, Controlled by or under common Control with, whether beneficially, or as a trustee, guardian or other fiduciary, the specified Person, and each Person that Controls, is Controlled by or is under common Control with such Person or any Affiliate of such Person. For purposes of this definition “Control” means the power, direct or indirect, to direct or cause the direction of the management and policies of a Person through voting securities, contract or otherwise.

“Assigned Securities” means 100 per cent of the authorized issued and outstanding shares, bonds, PECS, CPECS, notes and other securities issued by CEC EUROPE, LLC & Investors & Cie.

“Associations” means the following four French associations governed by the French Law of July 1st, 1901: (i) INSTITUT D’ETUDES ECONOMIQUES ET COMMERCIALES (INSEEC), (ii) ASSOCIATION DE GESTION DU GROUPE ESC CHAMBÉRY SAVOIE – A2G, (iii) ISPCE and (iv) MBA INSTITUTE.

“Agreement” means this Securities Purchase Agreement together with all Appendices and Schedules hereto.

“Antitrust Rules” means the Articles L.430-1 et seq. of the French Commercial Code (Code de Commerce).

“Antitrust Clearance” means, after notification of the transfer contemplated in this Agreement to the French Autorité de la concurrence (the “Authority”) under the Antitrust Rules:

(i)	the Authority adopts a decision declaring either:

•	that the concentration falls outside the scope of the Antitrust Rules; or

•	that the concentration is cleared, either unconditionally or subject to the fulfillment of certain conditions or commitments which the Parties consider reasonably acceptable; or

(ii)	the Authority does not adopt a decision within the required time periods, or

(iii)	the French Minister for the Economy, if he has exercised his power of intervention granted by Article L.430-7-1 of the French Commercial Code, issues a decision clearing either unconditionally or subject to the fulfillment of certain conditions or commitments which the Parties consider reasonably acceptable.

“Bid Date” means September 26, 2013.

“Business Day” means any day other than a Saturday, a Sunday, or a National Bank Holiday in France, the Grand Duchy of Luxemburg, Monaco and the United States of America.

“Calendar Day” means the 24 hour day as denoted on the calendar.

“Cash” means in relation to the Companies except for the Luxembourg Target Entities, any cash and cash equivalents (including marketable securities and short-term investments) and being cash in hand or credited to any account with any bank or other financial institution or other person as of the Closing Date calculated in a manner consistent with the preparation of the Financial Statements.

“Cash Closing Balance” means the Cash position of the Companies excluding Luxembourg Target Entities, as of the Closing Date.

“Cash Closing Target” has the meaning set forth in Section 4.3.7.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Closing Payment” has the meaning set forth in Section 1.2.

“Company” and “Companies” have the meaning set forth in Paragraph B of the Background section of this Agreement.

“Conditions Precedent” means the conditions set forth in Section 5.5 and Section 5.6 of this Agreement.

“Confidential Information” means any information with respect to this Agreement and the transactions contemplated hereby as well as all information in whatever form (written, oral, visual, and electronic) supplied by the Sellers to the Purchaser or its agents, directors, affiliates, counsel, advisors, financing sources, employees, and subsidiaries in connection with this Agreement or any of the transactions described in this Agreement.

“Confidentiality Agreement” means the agreement dated June 10, 2013 between CEC and Apax Partners MidMarket SAS.

“Damages” has the meaning set forth in Section 7.2(a).

“Disclosure Letter” means the agreement that includes the disclosure made by the Sellers and the list of agreements to be continued with CEC or its Affiliates after the Closing, signed by the Parties concomitantly to the execution of this Agreement, and through a separate and nevertheless related document.

“Educational Agency” means any Person, entity or organization, whether governmental, government chartered, private, or quasi-private, that engages in granting or withholding Educational Approvals for the Institutions or the Programs.

Stock Purchase Agreement

“Educational Approval” means any license, permit, consent, franchise, approval, authorization, certificate, approval, or accreditation issued or required to be issued by an Educational Agency to the Institutions or the Associations with respect to any aspect of the Institutions’ operations subject to the oversight of such Educational Agency.

“Fairly Disclosed” means disclosed in sufficient detail to enable the Purchaser to assess the nature and scope of the matter disclosed and their impact on any Target Entity.

“French Target Entities” means the Target Entities excluding the Luxembourg Entities.

“Financial Statements” means (i) the statutory audited financial statements of the Target Entities as of and for the years ended December 31, 2010, December 31, 2011 and December 31, 2012 made available to the Purchaser and (ii) the combined financial statements of the Target Entities (income statements and balance sheets) for the years ended December 31, 2010, December 31, 2011, and December 31, 2012.

“GAAP” means, with respect to financial statements of any particular Target Entity, the generally accepted accounting principles in France, Monaco, Luxembourg or the United Kingdom, as applicable, as in effect from time to time, consistently applied.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority (including any government and any governmental agency, instrumentality, court, tribunal or commission, or any subdivision, department or branch of any of the foregoing), but excluding any Educational Agency (as defined herein).

“Indemnified Party” has the meaning set forth in Section 7.2(b).

“Indemnifying Party” has the meaning set forth in Section 7.2(c).

“Institution” means a post-secondary educational institution listed on Schedule B (collectively, the “Institutions”).

“Law” means any United States, European Union, France, Luxembourg, United Kingdom or Monaco federal, state, local or similar statute, law, ordinance, regulation, rule, code or order.

“Leakage” shall mean:

a)	any dividend or distribution declared, paid or made by any French Target Entity to the Luxembourg Target Entities, the Sellers, Seller’s Connected Person or any of their Affiliates excluding the French Target Entities; or

b)	any payments made, or agreed to be made, by any French Target Entity to, or assets, rights or other benefits transferred to, or liabilities assumed or incurred on behalf of, the Sellers, the Luxembourg Target Entities, the Sellers’ Connected Person or any of their Affiliates, including, without limitation, in respect of any management or monitoring fees, or any share capital or other securities or debt of any French Target Entity being issued, redeemed, purchased or repaid, or any other return of capital; or

Stock Purchase Agreement

c)	the waiver or forgiveness by any French Target Entity of any amount owed to that French Target Entity by the Luxembourg Target Entities, the Sellers, Seller’s Connected Person or any of their Affiliates; or

d)	any loan of any kind (including in the form of bonds or similar debt securities) granted by any French Target Entity in favor of or to the benefit of the Sellers, the Luxembourg Target Entities, the Sellers’ Connected Person or any of their Affiliates; or

e)	any Lien made, created or granted over the assets of any French Target Entity in favor of or for the benefit of the Sellers, the Luxembourg Target Entities, the Sellers’ Connected Person or any of their Affiliates; or

f)	any payment of severance, stay bonus, success fee or other special compensation arrangements made or agreed to be made by any French Target Entity to any of their representatives, employees, officers or agents, in each case based upon the consummation of the transactions contemplated by this Agreement, being precised that the potential payment on March 31, 2014 of the bonus of a total amount of $100,000 set forth in the two Executive Retention Agreements entered into between Organisation & Développement, INSEEC and the Group General Manager on 4 March 2013 shall not be considered as Leakage, as these agreements were not linked to the transactions contemplated by this Agreement;

g)	any payment made or agreed to be made or incurred by any of the French Target Entities in connection with the preparation, negotiation or implementation of the transactions contemplated herein (including any professional advisers’ fees, due diligence costs, brokers’ or finders’ fees or other payments payable as a result of the Closing);

h)	any fees, costs, social security contributions or Taxes becoming payable by a French Target Entity as a consequence of any of the matters set out in paragraphs (a) to (g) (inclusive) above; or

i)	any arrangement or agreement to do any of the matters referred to in paragraphs (a) to (h) (inclusive) above.

“Liens” means any mortgages, indentures, liens, security interests, pledges, or other encumbrances or restrictions of any kind.

“Luxembourg Target Entities” means CEC Europe, LLC & Investors & Cie, SCS and Career Education Corporation Luxembourg SARL.

“Material Contracts” means the following written contracts and other agreements to which any Target Entity is a party:

Stock Purchase Agreement

a)	consulting agreements which provide for an annual service charge in excess of €50,000, except contracts terminable without penalty on no more than thirty (30) Calendar Days prior notice;

b)	plans or contracts or arrangements providing for bonuses, options, deferred compensation, retirement payments, which provide for amounts in excess of €200,000 per year, profit sharing, medical or dental benefits or other material fringe benefit arrangements covering employees of any Target Entity;

c)	agreements restricting any Target Entity’s right to compete with any Person, restricting any Target Entity’s rights to solicit for employment or employ any Person, restricting any Target Entity’s right to sell to or purchase from any Person, restricting the right of any Person to compete with any Target Entity, or restricting any Person’s rights to solicit for employment or employ Target Entity’s employees;

d)	agreements between any Target Entity, on the one hand, and any of their Affiliates other than the Target Entities, on the other hand, with respect to the purchase of goods or the performance of services for consideration in excess of €200,000 each;

e)	service agreements with respect to any of the Target Entities’ assets which provides for an annual service charge in excess of €200,000 and have an unexpired term as of the Closing Date in excess of one (1) year;

f)	letters of credit, guaranties for the benefit of a Person other than a Target Entity, surety bonds, or surety agreements;

g)	settlement, conciliation or similar agreements pursuant to which any Target Entity will be required, as of and after the date of this Agreement, to pay consideration in excess of €200,000.

“Notified Party” has the meaning set forth in Section 7.7.

“Notifying Party” has the meaning set forth in Section 7.7.

“Notice of Claim” has the meaning set forth in Section 7.7.

“Notice Period” has the meaning set forth in Section 7.7.

“Organisational Documents” shall mean when used with respect to (i) any company (société) or other incorporated entity, the memorandum and articles of association (statuts), charter or similar constitutive document of such company (société) or other incorporated entity, as filed with the relevant commercial registry, company registrar or other Governmental Authority, as the same may be amended, supplemented or otherwise modified from time to time, to (ii) any associations, its articles of association (statuts) and/or similar constitutive document, as the same may be amended, supplemented or otherwise modified from time to time and to (iii) any partnership or other unincorporated Entity, its certificate of

Stock Purchase Agreement

formation, partnership agreement, governing agreement (contrat constitutif) and/or similar constitutive document, as the same may be amended, supplemented or otherwise modified from time to time;

“Parties” means, collectively, the Sellers and the Purchaser.

“Permitted Leakage” means:

(a) any payments specifically agreed by in writing the Purchaser;

(b) the up-streaming of cash from the Companies excluding the Luxembourg Target Entities to the Sellers, the Luxembourg Target Entities or their Affiliates by way of distribution, reimbursement of loan or otherwise up to an amount of €13,492,235;

(c) the reimbursement by Career Education Corporation France SAS to CEC Europe, LLC & Investors & Cie, S.C.S. of the intercompany loan up to an amount of €2,400,000;

(d) the payment of target transaction bonus amounts to some of the employees of the Companies excluding the Luxembourg Target Companies, including social charges, up to an amount of €1,507,765;

(e) the payment of the 3% CIT additional contribution by Career Education Corporation France SAS in connection with the distribution mentioned in paragraph (b) above;

(f) the payment of the management fees invoiced by CEC to the French Target Entities for 2012 and paid in 2013 up to an amount of €1,750,000;

(g) the payment of a dividend by Career Education Corporation France decided by the sole shareholder’s resolutions dated June 28, 2013 for an amount of €4,300,000;

(h) the payment of the management fees invoiced by CEC to the French Target Entities for 2013 up to an amount of €1,500,000;

(i) the payment by Career Education Corporation France of PWC fees for the preparation of a vendor due diligence report in connection with the transaction and related meetings.

(j) any rents, fees and costs paid prior to the Closing Date by any Target Entities related to courses and students of the Target Entities in Chicago and New York, up to an amount of USD400,000;

(k) any arrangement or agreement to do any of the matters referred to in paragraphs (a) to (i) (inclusive) above, but excluding (j) above.

“Permitted Liens” means (i) liens for Taxes (as defined herein) not yet due; and (ii) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due

Stock Purchase Agreement

“Person” has the meaning set forth in Section 8.14.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Indemnitee” has the meaning set forth in Section 7.3.

“Purchaser Indemnitees” has the meaning set forth in Section 7.3.

“Reference Date” means January 1st, 2013.

“Returns” means all returns, declarations, reports, statements and other documents required to be filed with a Governmental Authority in respect of Taxes (including any schedules thereto), and “Return” means any one of the foregoing Returns.

“Securities Act” has the meaning set forth in Section 4.2.5.

“Seller 1” has the meaning set forth in the preamble to this Agreement.

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Sellers’ Connected Persons” means the directors, officers, employees, agents, representatives or advisers of the Sellers.

“Sellers’ Indemnitee” has the meaning set forth in Section 7.5.

“Sellers’ Indemnitees” has the meaning set forth in Section 7.5.

“Seller’s Representative” means the Senior Vice President and Chief Financial Officer or the Senior Vice President and General Counsel of Career Education Corporation.

“Shares” has the meaning set forth in Paragraph B of the Background section of this Agreement.

“Signing” has the meaning set forth in Section 5.1.

“Subsidiary” means any Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other equity interests or has the power to vote sufficient securities to elect a majority of the directors or managers.

“Target Entities” has the meaning set forth in Paragraph F of the Background section of this Agreement.

“Taxes“or “Tax“means (A) all federal, state, local and foreign income, estimated sales, use, value added, disability, unemployment, capital stock, social security, alternative minimum, add on, gross receipts, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind imposed by a Governmental Authority on the Companies, together with any interest, penalties and any additions to tax with respect thereto, and (B) Liability of the Companies for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any affiliated group (or being included (or required to be included) in any Return relating thereto).

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“Termination Date“has the meaning set forth in Section 1.3.

“Third Party Claim” has the meaning set forth in Section 7.2(d).

“Total Consideration” has the meaning set forth in Section 1.2.

Stock Purchase Agreement

SCHEDULE A

Companies

1)	CEC Europe, LLC & Investors & Cie, S.C.S., a “société en commandite simple” organized and existing under the Laws of the Grand Duchy of Luxemburg, with a share capital of € 15,000, with registered offices located at 208, Val des Bons Malades—L-2121 Luxemburg – Grand Duchy of Luxemburg, registered with the Corporate register under identification number B92208.

2)	CAREER EDUCATION CORPORATION LUXEMBOURG S.A.R.L., a “société à responsabilité limitée” duly incorporated under the Laws of Luxemburg, with a share capital of €600,000, with registered offices at 208, Val des Bons Malades, L-2121 Luxemburg – Grand Duchy of Luxemburg, registered with the Corporate register under identification number B 92 215.

3)	INTERNATIONAL UNIVERSITY OF MONACO (IUM), a “société anonyme” duly incorporated under the Laws of the Principality of Monaco, with a share capital of €1,500,000, whose registered offices are located 2, avenue Albert II – 98000 Monaco, registered with the Corporate Register of Monaco under Identification Number 01 S 03952.

4)	CAREER EDUCATION CORPORATION FRANCE, a “société par actions simplifiée” duly incorporated under the Laws of France, with a share capital of €8,203,400, whose registered offices are located 10 place Vendôme – 75001 Paris, registered with the Corporate Register of Paris under Identification Number 445 260 169.

5)	ORGANISATION ET DEVELOPPEMENT – O&D, a “société par actions simplifiée” duly incorporated under the Laws of France, with a share capital of €352,695, whose registered offices are located 14 rue de Prony – 75017 Paris, registered with the Corporate Register of Paris under Identification Number 335 133 872.

6)	SOCIETE FRANCAISE D’ETUDE ET DE FORMATION (SFEF), a “société à responsabilité limitée” duly incorporated under the Laws of France, with a share capital of €145,800, whose registered offices are located 31-33, Quai de la Seine – 75019 Paris, registered with the Corporate Register of Paris under Identification Number 395 129 471.

7)	CENTRE D’ETUDES EUROPEEN RHÔNE-ALPES – C.E.E. RHÔNE ALPES, a “société à responsabilité limitée” duly incorporated under the Laws of France, with a share capital of €15,200, whose registered offices are located 21 rue d’Alsace-Lorraine – 69001 Lyon registered with the Corporate Register of Lyon under Identification Number 378 153 514.

Stock Purchase Agreement

8)	CENTRE D’ETUDES EUROPEEN DU SUD OUEST (CEESO), a “société à responsabilité limitée” duly incorporated under the Laws of France, with a share capital of €1,005,000, whose registered offices are located 91, rue des Chartrons – 33000 Bordeaux, registered with the Corporate Register of Bordeaux under Identification Number 337 642 821.

9)	PARIS INTERNATIONAL EDUCATION (P.I.E.), a “société à responsabilité limitée” duly incorporated under the Laws of France, with a share capital of€ 50,000, whose registered offices are located 14, rue de Prony – 75017 Paris, registered with the Corporate Register of Paris under Identification Number 503 886 525.

10)	SOCIETE D’EXPANSION ECONOMIQUE ET CULTURELLE DU BASSIN DE LA VILLETTE (SEEC BASSIN DE LA VILLETTE), a “société par actions simplifiée” duly incorporated under the Laws of France, with a share capital of € 375,000, whose registered offices are located 31-33 Quai de la Seine – 75019 Paris, registered with the Corporate Register of Paris under Identification Number 378 124 168.

11)	SOCIETE CIVILE ATELIERS DE LA VILLETTE, a “société civile” duly incorporated under the Laws of France, with a share capital of €15,000, whose registered offices are located 31-33, Quai de la Seine – 75019 Paris, registered with the Corporate Register of Pari sunder Identification Number 379 106 701.

12)	SOCIETE CIVILE BASSIN DE LA VILLETTE, a “société civile” duly incorporated under the Laws of France, with a share capital of €15,000, whose registered offices are located 31-33, Quai de la Seine – 75019 Paris, registered with the Corporate Register of Paris under Identification Number 353 527 039.

13)	SOCIETE CIVILE IMMOBILIERE DU 24 RUE RAZE, a “société civile” duly incorporated under the Laws of France, with a share capital of €152.45, whose registered offices are located 91, Quai des Chartrons – 33000 Bordeaux, registered with the Corporate Register of Bordeaux under Identification Number 330 606 856.

14)	SOCIETE CIVILE DU QUARTIER DES CHARTRONS, a “société civile” duly incorporated under the laws of France, with a share capital of €182.94, whose registered offices are located 91, Quai des Chartrons – 33000 Bordeaux, registered with the Corporate Register of Bordeaux under Identification Number 331 496 190.

Stock Purchase Agreement

15)	SUP DE PUB, a « société à responsabilité limitée » duly incorporated under the Laws of France, with a share capital of €50,000, whose registered offices are located 31-33, Quai de la Seine – 75019 Paris registered with the Corporate Register of Paris under Identification Number 480 885 896.

16)	SUP SANTE, a “société à responsabilité limitée” duly incorporated under the Laws of France, with a share capital of €255,000, whose registered offices are located 23, rue Cortambert – 75116 Paris registered with the Corporate Register of Paris under Identification Number 328984745.

17)	CENTRE D’ETUDES ET DE FORMATION ALPES-SAVOIE, a “société par actions simplifiée” duly incorporated under the Laws of France, with a share capital of €54,066, whose registered offices are located 12 avenue du lac d’Annecy – Savoie Technolac – 73381 Le Bourget-du-Lac, registered with the Corporate Register of Chambéry under Identification Number 753 139 146.

18)	SOCIETE POUR LA FORMATION DE L’ENTREPRISE ALPES-SAVOIE, a “société par actions simplifiée” duly incorporated under the Laws of France, with a share capital of €322,340, whose registered offices are located 12 avenue du lac d’Annecy – Savoie Technolac – 73381 Le Bourget-du-Lac, registered with the Corporate Register of Chambéry under Identification Number 753 159 144.

19)	CUSTOMER EXPERIENCE, a “société par actions simplifiée” duly incorporated under the Laws of France, with a share capital of €31,000, whose registered offices are located 71 rue Chardon-Lagache – 75016 Paris, registered with the Corporate Register of Paris under Identification Number 414 893 925.

20)	INSEEC EXECUTIVE EDUCATION, a “société par actions simplifiée” duly incorporated under the Laws of France, with a share capital of €100,000, whose registered offices are located 26 rue Raze – 33000 Bordeaux, registered with the Corporate Register of Bordeaux under Identification Number 517 798 732.

21)	CAREER EDUCATION EUROPE LIMITED, a Private Limited Company duly incorporated under the Laws of United Kingdom, with a share capital of £1,000 whose registered offices are located 66 Chiltern Street – W1U4RY London (United Kingdom), registered with the Corporate Register of London under Identification Number 04539837.

Stock Purchase Agreement

SCHEDULE B

Institutions

(Post-secondary educational institutions owned by Companies listed under Schedule A)

•	Atout Sup;

•	Bordeaux International Wine Institute;

•	Centre d’Etudes des Sportifs Nationaux & Internationaux (CESNI);

•	Customer Experience;

•	Ecole de Commerce Européenne Bordeaux – Lyon;

•	EGC Savoie[1];

•	INSEEC Bachelor to be created as from September 2014;

•	INSEEC Entreprises (ex Groupe Formation Entreprises);

•	INSEEC Executive;

•	International University of Monaco (IUM);

•	La Cité des Langues;

•	Luxury Attitude;

•	Sup Career;

•	Sup de Pub;

•	Sup Santé.

[1]	Only applicable for the last students enrolled in September 2013 and for a three years period only. As from September 2014, and INSEEC Bachelor should be created in order to replace the EGC INSEEC program.

SCHEDULE C

List of Associations and Educational Programs operated by the Associations

C-1 – List of Associations

1)	INSTITUT D’ETUDES ECONOMIQUES ET COMMERCIALES (INSEEC), a French association governed by the Law of July 1st, 1901 and the decree of August 16, 1901, duly declared at the Prefecture of Paris under the National Association’s Registry Number 312 409 030 00011, whose registered offices are located 14 rue de Prony—75017 Paris.

2)	ASSOCIATION DE GESTION DU GROUPE ESC CHAMBÉRY SAVOIE – A2G, a French association governed by the Law of July 1st, 1901 and the decree of August 16, 1901, duly declared at the Prefecture of Savoie under the National Association’s Registry Number W732002784, whose registered offices are located 12 avenue du Lac d’Annecy, Savoie Technolac – 73381 Le Bourget du Lac Cedex.

3)	ISPCE, a French association governed by the Law of July 1st, 1901 and the decree of August 16, 1901, duly declared at the Prefecture of Paris under the National Association’s Registry Number 00077126, whose registered offices are located 59 Boulevard Exelmans -75016 Paris.

4)	MBA INSTITUTE, a French association governed by the Law of July 1st, 1901 and the decree of August 16, 1901, duly declared at the Prefecture of Paris under the National Association’s Registry Number 00070044, whose registered offices are located 59 Boulevard Exelmans -75016 Paris.

C-2 – Educational Programs operated by the Associations listed under C-1

Associations	Educational programs operated
INSEEC Association	INSEEC Grande Ecole Paris Bordeaux
A2G Association	INSEEC Grande Ecole Alpes -Savoie
ISPCE	None
MBA Institute	Paris Business College

Stock Purchase Agreement